Exhibit 5.9
PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data reflects our historical results as adjusted on a pro forma basis to give effect to (a) Atlas Pipeline Holdings’ July 2007 offering of common units and the completion of its July 2006 initial public offering (“IPO”), (b) Atlas Pipeline’s July 2007 offering of common units and the completion of its Chaney Dell and Midkiff/Benedum acquisition, its May 2006 offering of common units, issuance of senior notes, and completion of its acquisition of the remaining 25% ownership interest in NOARK pipeline, and other transactions, and (c) Atlas Energy’s June 2007 offering of common units, the completion of its DGO acquisition and the completion of its December 2006 IPO. The adjustments are described in the notes to the unaudited pro forma financial data.

We accounted for Atlas Pipeline’s NOARK, Chaney Dell, and Midkiff/Benedum acquisitions and Atlas Energy’s DGO acquisition in the unaudited pro forma financial data using the purchase method in accordance with the guidance of Statement of Financial Accounting Standards No. 141, “Business Combinations.” For purposes of developing the unaudited pro forma financial information, we have allocated the purchase prices to NOARK’s, Chaney Dell’s, and Midkiff/Benedum’s gas gathering, processing and/or transmission facilities and DGO’s oil and gas producing properties and related assets based on their fair value. Due to the recent date of Atlas Pipeline’s Chaney Dell and Midkiff/Benedum acquisition and Atlas Energy’s DGO acquisition, the purchase price allocations for these assets acquired and liabilities assumed are based upon estimated fair values, which are subject to adjustment and could change significantly as Atlas Pipeline and Atlas Energy continue to evaluate these preliminary allocations.

The unaudited pro forma balance sheet information reflects the following transactions as if they occurred as of June 30, 2007:

•
Atlas Pipeline’s acquisition of control of the 100% interest in the Chaney Dell System and the approximate 73% interest in the Midkiff/Bendum System (collectively, the “Chaney Dell and Midkiff/Benedum Assets”), which occurred on July 27, 2007, through the formation of two joint venture companies which own the respective systems, to which Atlas Pipeline contributed $1.85 billion and Anadarko contributed the Chaney Dell and Midkiff/Benedum Assets, plus $9.7 million of estimated transaction costs;

•	Atlas Pipeline’s July 27, 2007 private placement of 25.6 million common units to investors at a negotiated purchase price of $44.00 per unit, including 3.8 million to Atlas Pipeline Holdings, and a $23.1 million capital contribution by Atlas Pipeline Partners GP, LLC (“Atlas Pipeline GP”), a wholly-owned subsidiary of Atlas Pipeline Holdings, to Atlas Pipeline to maintain its 2% general partner interest, the net proceeds of which were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets. Atlas Pipeline GP funded its capital contribution through borrowings of $24.0 million under Atlas Pipeline Holdings’ $50.0 million senior secured revolving credit facility;

•	the issuance of Atlas Pipeline’s $830.0 million senior secured term loan which matures July 2014 and its new $300.0 million senior secured revolving credit facility that matures in July 2013, which occurred on July 27, 2007, and borrowings under these facilities that were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets; and

•	Atlas Pipeline Holding’s private placement of 6.25 million common units to investors at a negotiated purchase price of $27.00 per unit, which occurred on July 27, 2007, the net proceeds of which were used to finance Atlas Pipeline Holding’s purchase of 3.8 million of Atlas Pipeline’s common units as previously mentioned.

 The unaudited pro forma statement of operations information for the year ended December 31, 2006 reflects the following transactions as if they occurred as of January 1, 2006:

•
Atlas Pipeline’s issuance of $30.0 million of 6.5% cumulative convertible preferred units in March 2006 and an additional $10.0 million of such units in May 2006 under a purchase agreement with Sunlight Capital Partners, LLC (“Sunlight”), the net proceeds of which Atlas Pipeline used to fund a portion of its expansion capital expenditures and repay a portion of the indebtedness under Atlas Pipeline’s credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK; in April 2007, in consideration for their agreement to amend certain provisions within the purchase agreement, Atlas Pipeline issued $8.5 million 8.125% senior unsecured notes due 2015 to Sunlight;

•
Atlas Pipeline’s acquisition of the remaining 25% ownership interest in NOARK for a net purchase price of $65.5 million, consisting of $69.0 million of cash to the seller, less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million, in May 2006; in connection with this transaction, Southwestern agreed to acquire the issuer of the NOARK notes and retain the obligation for the outstanding NOARK notes, with the result that neither NOARK nor Atlas Pipeline had any further liability with respect to such notes;

•
Atlas Pipeline’s issuance of $35.0 million of senior unsecured notes at 103% of par value in a private placement in May 2006, the net proceeds of which were used to repay a portion of the indebtedness under Atlas Pipeline’s credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK;

•
Atlas Pipeline’s issuance of 500,000 common limited partner units in May 2006, the net proceeds of which were used to repay a portion of the indebtedness under Atlas Pipeline’s credit facility incurred in connection with the acquisition of the remaining 25% ownership interest in NOARK;

•
Atlas Pipeline Holdings’ issuance of 3.6 million common units in an IPO at a price of $23.00 per unit for net proceeds of approximately $74.3 million, after deducting underwriting discounts and commissions and offering expenses incurred by Atlas Pipeline Holdings. The net proceeds from this offering were distributed to the Company, which owns the general partner and 17,500,000 common units of Atlas Pipeline Holdings;

•
Atlas Energy’s issuance of 7.3 million common units in an IPO at a price of $21.00 per unit for net proceeds of approximately $139.9 million, after deducting underwriting discounts and commissions and offering expenses incurred by Atlas Energy. The net proceeds from this offering were distributed to the Company, which owns the general partner and 29,352,996 common units of Atlas Energy;

•
Atlas Energy’s acquisition of DTE Gas & Oil Company, which occurred on June 29, 2007, from DTE Energy Company and MCN Energy Enterprises for total consideration of $1.268 billion, including adjustments for working capital of $10.4 million and current year capital expenditures of $19.0 million;

•
Atlas Energy’s private placement of 16.7 million Class D units and 7.3 million Class B Common units to investors, which occurred on June 29, 2007, for $597.5 million, net of underwriting fees and other offering costs, which was used to partially finance Atlas Energy’s acquisition of DTE;

•
Atlas Energy’s borrowings of $714.7 million under its new senior secured credit facility, which matures June 2012, to fund the remaining portion of the purchase price for the DTE acquisition, refinance $56.5 million outstanding under Atlas Energy’s previous credit facility, and pay $9.9 million of debt issuance costs;

•
Atlas Pipeline’s acquisition of control of the Chaney Dell System and the Midkiff/Benedum System, which occurred on July 27, 2007, through the formation of two joint venture companies which own the respective systems, to which Atlas Pipeline contributed $1.85 billion and Anadarko contributed the Chaney Dell and Midkiff/Benedum Assets, plus $9.7 million of estimated transaction costs;

•
Atlas Pipeline’s private placement of 25.6 million common units to investors, including 3.8 million to Atlas Pipeline GP, at a negotiated purchase price of $44.00 per unit, which occurred on July 27, 2007, and a $23.1 million capital contribution by Atlas Pipeline GP to maintain its 2% general partner interest in Atlas Pipeline, the net proceeds of which were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets. Atlas Pipeline GP funded its capital contribution through borrowings of $24.0 million under Atlas Pipeline Holdings’ $50.0 million senior secured revolving credit facility;

•
Atlas Pipeline’s issuance of an $830.0 million senior secured term loan which matures July 2014 and their new $300.0 million senior secured revolving credit facility that matures in July 2013, which occurred on July 27, 2007, and borrowings under these facilities that were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets; and

•
Atlas Pipeline Holdings’ private placement of 6.25 million common units to investors at a negotiated purchase price of $27.00 per unit, which occurred on July 27, 2007, the net proceeds of which were used to finance its purchase of 3.8 million of Atlas Pipeline’s common units as previously mentioned.

The unaudited pro forma statement of operations information for the six months ended June 30, 2007 reflects the following transactions as if they occurred as of January 1, 2007 for Atlas Pipeline's acquisition of control of the Chaney Dell System and the Midkiff/Benedum System and January 1, 2006 for Atlas Energy's acquisition of DTE Gas & Oil Company:

•
Atlas Pipeline’s issuance of $8.5 million of 8.125% senior unsecured notes due 2015 to Sunlight in April 2007 in consideration for their agreement to amend certain provisions within the purchase agreement for the 6.5% cumulative convertible preferred units issued to Sunlight during 2006;

•
Atlas Energy’s acquisition of DTE Gas & Oil Company, which occurred on June 29, 2007, from DTE Energy Company and MCN Energy Enterprises for total consideration of $1.268 billion, including adjustments for working capital of $10.4 million and current year capital expenditures of $19.0 million;

•
Atlas Energy’s private placement of 16.7 million Class D units and 7.3 million Class B Common units to investors, which occurred on June 29, 2007, for $597.5 million, net of underwriting fees and other offering costs, which was used to partially finance Atlas Energy’s acquisition of DTE;

•
Atlas Energy’s borrowings of $714.7 million under its new senior secured credit facility, which matures June 2012, to fund the remaining portion of the purchase price for the DTE acquisition, refinance $56.5 million outstanding under Atlas Energy’s previous credit facility, and pay $9.9 million of debt issuance costs;

•
Atlas Pipeline’s acquisition of control of the Chaney Dell System and the Midkiff/Benedum System, which occurred on July 27, 2007, through the formation of two joint venture companies which own the respective systems, to which Atlas Pipeline contributed $1.85 billion and Anadarko contributed the Chaney Dell and Midkiff/Benedum Assets, plus $9.7 million of estimated transaction costs;

•
Atlas Pipeline’s private placement of 25.6 million common units to investors, including 3.8 million to Atlas Pipeline GP, at a negotiated purchase price of $44.00 per unit, which occurred on July 27, 2007, and a $23.1 million capital contribution by Atlas Pipeline GP to maintain its 2% general partner interest, the net proceeds of which were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets. Atlas Pipeline GP funded its capital contribution through borrowings of $24.0 million under Atlas Pipeline Holdings’ $50.0 million senior secured revolving credit facility;

•
the issuance of Atlas Pipeline’s $830.0 million senior secured term loan, which matures July 2014, and their new $300.0 million senior secured revolving credit facility that matures in July 2013, which occurred on July 27, 2007, and borrowings under these facilities that were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets; and

•
Atlas Pipeline Holdings’ private placement of 6.25 million common units to investors at a negotiated purchase price of $27.00 per unit, which occurred on July 27, 2007, the net proceeds of which were used to finance its purchase of 3.8 million of Atlas Pipeline’s common units as previously mentioned.

In connection with Atlas Pipeline’s Chaney Dell and Midkiff/Benedum acquisitions, Atlas Pipeline reached an agreement with Pioneer Natural Resources Company (NYSE: PXD - “Pioneer”), which currently holds an approximate 27% interest in the Midkiff/Benedum system, whereby Pioneer will have an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest. If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49%. Pioneer would pay approximately $230 million for the additional 22% interest if fully exercised. Atlas Pipeline will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options. Also in connection with Atlas Pipeline’s Chaney Dell and Midkiff/Benedum acquisitions, Atlas Pipeline GP has also agreed to allocate a portion of its future incentive distribution rights to Atlas Pipeline in connection with Atlas Pipeline’s Chaney Dell and Midkiff/Benedum acquisitions. Atlas Pipeline GP has agreed to allocate up to $5.0 million of incentive distribution rights per quarter to Atlas Pipeline for the first 8 quarters after closing of the transaction and up to $3.75 million per quarter after the initial 8 quarter period.

The unaudited pro forma balance sheet and the pro forma statements of operations were derived by adjusting our historical financial statements. However, our management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial data as indicative of the combined financial position or results of operations that we, Atlas Pipeline Holdings, Atlas Pipeline, Atlas Energy, NOARK, the Chaney Dell System, the Midkiff/Benedum System, and DGO would have achieved had the transactions been consummated on the dates assumed. Moreover, they do not purport to represent our, Atlas Pipeline Holdings’, Atlas Pipeline’s, Atlas Energy’s, NOARK’s, the Chaney Dell System’s, the Midkiff/Benedum System’s, or DGO’s combined financial position or results of operations for any future date or period.

ATLAS AMERICA, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2007
(in thousands)

	Atlas	Andadarko	Anadarko
	America,	Chaney	Midkiff/
	Inc.	Dell	Benedum	Adjustments			Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$83,073	$ −	$ −		$1,791,688	(a)	$91,984
					191,063	(b)
					(125,423	)(c)
					(1,848,417	) (e)

Accounts receivable	118,527	−	−		−		118,527
Current portion of derivative asset	33,956	−	−		−		33,956
Prepaid expenses	9,360	2,228	−		−		9,360
Deferred tax asset	9,722	−	−		−		11,950
Total current assets	254,638	2,228	−		8,911		265,777

Property and equipment, net	2,227,117	923,935	578,956		39,905	(c)	4,119,676
					351,346	(d)
					(1,583	)(d)

Note receivable	−	−	−		1,848,417	(e)	−
					(1,848,417	)(e)

Other assets, net	53,439	−	−		11,518	(c)	59,876
					(5,081	)(f)

Intangible assets, net	29,546	−	−		−		29,546

Goodwill	98,607	−	−		−		98,607
	$2,663,347	$926,163	$578,956		$405,016		$4,573,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$70	$ −	$ −	$	−		$70
Accounts payable	70,164	−	−		−		70,164
Liabilities associated with drilling contracts	62,291	−	−		−		62,291
Accrued producer liabilities	29,999	−	−		−		29,999
Accrued hedge liability	33,686	−	−		−		33,686
Accrued liabilities	60,916	−	−		−		60,916
Advances from affiliate	105	−	−		−		105
Total current liabilities	257,231	−	−		−		257,231

Long-term debt	1,082,369	−	−		845,000	(a)	1,877,369
					24,000	(b)
					(74,000	)(c)

Deferred tax liability	165,015	−	−		34,216	(g)	199,231

Long-term derivative liability	47,346	−	−		−		47,346

Other liabilities	46,999	3,582	2,883		−		53,464

Minority interests	706,584	−	−		946,688	(a)	1,728,576
					167,063	(b)
					1,848,417	(d)
					(1,848,417	)(e)
					(4,564	)(f)
					(87,195	)(g)

Stockholders’ equity:
Preferred stock	−	−	−		−		−
Common stock	290	−	−		−		290
Additional paid-in capital	335,620	−	−		52,979	(g)	388,599
Treasury stock, at cost	(109,374)	−	−		−		(109,374)
ESOP loan receivable	(453)	−	−		−		(453)
Accumulated other comprehensive income (loss)	(3,267)	−	−		−		(3,784)
Retained earnings	134,987	922,581	576,073		(1,498,654	)(d)	134,987
					(517	)(f)
Total stockholders’ equity	357,803	922,581	576,073		(1,446,192)		410,265
	$2,663,347	$926,163	$578,956		$405,016		$4,573,482

See accompanying notes to unaudited pro forma consolidated financial statements.

ATLAS AMERICA, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(in thousands, except per share data)

	Atlas	DTE Gas	Anadarko	Anadarko
	America,	& Oil	Chaney	Midkiff/
	Inc.	Company	Dell	Benedum	Adjustments			Pro forma
REVENUES:
Well construction and completion	$137,517	$ −	$ −	$ −	$	−		$137,517
Gas and oil production	46,575	70,004	−	−		−		116,579
Transmission, gathering and processing	234,399	−	181,405	135,668		−		551,472
Administration and oversight	7,983	−	−	−		−		7,983
Well services	7,876	−	−	−		−		7,876
Derivative gain (loss) and other	(4,569)	(54,116)	−	−		−		(58,685)
	429,781	15,888	181,405	135,668		−		762,742

COSTS AND EXPENSES:
Well construction and completion	119,580	−	−	−		−		119,580
Gas and oil production	4,525	14,443	−	−		−		18,968
Transmission, gathering and processing	190,324	−	142,635	103,237		−		436,196
Well services	4,190	−	−	−		−		4,190
General and administrative	35,777	4,566	−	−		224	(h)	43,067
						2,500	(i)
Net expense reimbursement - affiliate	529	−	−	−		−		529
Depreciation, depletion and amortization	25,877	8,246	−	−		23,174	(j)	91,987
						34,690	(k)
	380,802	27,255	142,635	103,237		60,588		714,517

OPERATING INCOME	48,979	(11,367)	38,770	32,431		(60,588)		48,225

OTHER INCOME (EXPENSE)
Interest expense	(16,201)	(5,322)	−	−		(21,478	)(l)	(86,055)
						(1,762	)(m)
						(34,180	)(n)
						(915	)(o)
						(205	)(p)
						(911	)(q)
						(5,081	)(f)

Minority interests	8,590	−	−	−		(1,909	)(r)	5,393
						(1,303	)(s)
						15	(t)

Other, net	2,899	−	−	−		4,159	(u)	7,058
	(4,712)	(5,322)	−	−		(63,570)		(73,604)

Income (loss) before income taxes	44,267	(16,689)	38,770	32,431		(124,158)		(25,379)
Provision for income taxes	(14,153)	5,841	−	−		(5,841	)(v)	8,114
						22,267	(w)
Net income (loss)	$30,114	$(10,848)	$38,770	$32,431		$(107,732)		$(17,265)

Net income (loss) per common share -basic
Net income (loss) per common share - basic	$1.09							$(0.63)
Weighted average common shares outstanding	27,595							27,595

Net income (loss) per common share - diluted
Net income (loss) per common share - diluted	$1.06							$(0.63)
Weighted average common shares outstanding	28,536							27,595

See accompanying notes to unaudited pro forma combined and consolidated financial statements.

ATLAS AMERICA, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(in thousands, except per unit data)

	Atlas	DTE Gas	Anadarko	Anadarko
	America,	& Oil	Chaney	Midkiff/
	Inc.	Company	Dell	Benedum	Adjustments			Pro forma
REVENUES:
Well construction and completion	$88,449	$ −	$ −	$ −	$	−		$88,449
Gas and oil production	198,567	141,862	−	−		−		340,429
Transmission, gathering and processing	437,575	−	354,068	263,505		−		1,055,148
Administration and oversight	11,762	−	−	−		−		11,762
Well services	12,953	−	−	−		−		12,953
Derivative gain (loss) and other	−	149,484	−	−		−		149,484
	749,306	291,346	354,068	263,505		−		1,658,225

COSTS AND EXPENSES:
Well construction and completion	172,666	−	−	−		−		172,666
Gas and oil production	8,499	28,234	−	−		−		36,733
Transmission, gathering and processing	361,045	−	285,319	203,162		−		849,526
Well services	7,337	−	−	−		−		7,337
General and administrative	46,517	3,826	−	−		448	(h)	56,229
						5,000	(i)
						438	(x)
Net expense reimbursement - affiliate	1,237	3,050	−	−		−		4,287
Depreciation, depletion and amortization	45,643	19,656	−	−		65,574	(j)	200,253
						69,380	(k)
	642,944	54,766	285,319	203,162		140,840		1,327,031

OPERATING INCOME	106,362	236,580	68,749	60,343		(140,840)		331,194

OTHER INCOME (EXPENSE)
Interest expense	(27,313)	(10,096)	−	−		(43,504	)(l)	(162,298)
						(3,523	)(m)
						(68,361	)(n)
						(1,829	)(o)
						(5,081	)(f)
						(693	)(p)
						(1,822	)(q)
						(146	)(x)
						(1,725	)(y)
						938	(z)
						857	(z)

Minority interests	(18,383)	−	−	−		(3,756	)(p)	(158,522)
						(3,152	)(r)
						(600	)(t)
						(132,849	)(s)
						118	(z)

Other, net	8,564	(674)	−	−		8,318	(u)	16,208
	(37,032)	(10,770)	−	−		(256,810)		(304,612)

Income before income taxes and cumulative effect of accounting change	69,330	225,810	68,749	60,343		(397,650)		26,582
Provision for income taxes	(27,308)	(79,033)	−	−		79,033	(v)	(10,470)
						16,838	(w)
Net income before cumulative effect of accounting change	42,022	146,777	68,749	60,343		(301,779)		16,112
Cumulative effect of accounting change, net of taxes	3,825	−	−	−		−		3,825
Net income (loss)	$45,847	$146,777	$68,749	$60,343		$(301,779)		$19,937

Net income per common share - basic
Net income before cumulative effect of accounting change - basic	$1.42							$0.54
Cumulative effect of accounting change - basic	0.13							0.13
Net income per common share - basic	$1.55							$0.67
Weighted average common shares outstanding	29,575							29,575

Net income per common share - diluted
Net income before cumulative effect of accounting change - diluted	$1.39							$0.53
Cumulative effect of accounting change - diluted	0.13							0.13
Net income per common share - diluted	$1.52							$0.66
Weighted average common shares outstanding	30,236							30,236

See accompanying notes to unaudited pro forma combined and consolidated financial statements.

ATLAS AMERICA, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)
To reflect Atlas Pipeline’s net proceeds of (1) $946.7 million from its private placement of 21.7 million common units to third-party investors at a negotiated purchase price of $44.00 per unit and (2) the issuance of an $830.0 million senior secured term loan and $15.0 million of borrowings under Atlas Pipeline’s new $300.0 million senior secured revolving credit facility, both of which were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets and related acquisition and financing costs.

(b)
To reflect (1) Atlas Pipeline Holdings’ net proceeds of $167.1 million from its private placement of 6.3 million common units to third-party investors at a negotiated purchase price of $27.00 per unit, the net proceeds of which were utilized to purchase 3.8 million Atlas Pipeline common units at a negotiated purchase price of $44.00 per unit and (2) Atlas Pipeline GP’s $23.1 million capital contribution to Atlas Pipeline to maintain its 2% general partner interest, the net proceeds of which were used by Atlas Pipeline to partially finance the acquisition of the Chaney Dell and Midkiff/Benedum Assets. Atlas Pipeline GP’s capital contribution to Atlas Pipeline was funded by Atlas Pipeline Holdings through borrowings of $24.0 million under its $50.0 million senior secured revolving credit facility. The net proceeds Atlas Pipeline received from Atlas Pipeline Holdings’ purchase of 3.8 million of its common units were used to partially finance Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets and related acquisition and financing costs.

(c)
To reflect the partial application of Atlas Pipeline’s net proceeds from the private placement of common units and borrowings under its term loan and new credit facility for (1) the repayment of existing borrowings under its previous revolving senior secured credit facility for $74.0 million, (2) the payment of $11.5 million of senior secured term loan and revolving credit facility fees and other transaction costs, which will be amortized over the remaining term of the respective debt instrument, and (3) the payment of acquisition costs, including a tax payment of $30.2 million and other estimated costs of approximately $9.7 million, which are allocated to the underlying assets and liabilities acquired as described in note (d). Due to the recent date of Atlas Pipeline’s Chaney Dell and Midkiff/Benedum acquisitions, the purchase price allocations for these assets acquired and liabilities assumed are based upon estimated fair values, which are subject to adjustment and could change significantly as Atlas Pipeline continues to evaluate this preliminary allocation.

(d)
To reflect the formation of the joint ventures in connection with Atlas Pipeline’s acquisition of control of the Chaney Dell and Midkiff/Benedum Assets and the preliminary allocation of the acquisition consideration to the underlying assets and liabilities, including (1) Atlas Pipeline’s contribution of $1.85 billion and Anadarko’s contribution of the Chaney Dell and Midkiff/Benedum Assets, with Anadarko’s members’ interest in the joint ventures represented as Minority Interest on our pro forma balance sheet, and (2) the preliminary allocation of acquisition costs incurred as described in note (c) to the assets and liabilities acquired. Due to the recent date of Atlas Pipeline’s Chaney Dell and Midkiff/Benedum acquisitions, the purchase price allocations for these assets acquired and liabilities assumed are based upon estimated fair values, which are subject to adjustment and could change significantly as Atlas Pipeline continues to evaluate this preliminary allocation.

(e)
To reflect the note receivable issued to Anadarko of $1.85 billion from the joint ventures and the reclassification of such note as Minority Interests in the pro forma balance sheet in connection with Atlas Pipeline’s acquisition of control of the Chaney Dell and Midkiff/Benedum Assets.

(f)
To reflect the write-off of unamortized deferred financing costs in connection with Atlas Pipeline’s previously existing senior secured revolving credit facility. Atlas Pipeline entered into a new $300.0 million senior secured revolving credit facility in connection with its acquisition of the Chaney Dell and Midkiff/Benedum Assets.

(g)
To reflect the Company’s recognition of a net gain of $53.0 million resulting from Atlas Pipeline Holdings’ and Atlas Pipeline’s issuance of common units as described in note (a) and (b) based upon the Company’s cost basis in its ownership interest in Atlas Pipeline Holdings. This amount represents the Company’s portion of the excess net offering price per common unit of Atlas Pipeline Holdings to the book carrying amount per unit. The Company has accounted for this gain in accordance with Staff Accounting Bulletin No. 51, “Accounting by the Parent in Consolidation for Sales of Stock by a Subsidiary” (“SAB No. 51”) and has adopted a policy to recognize gains or losses on such transactions as a credit to stockholders’ equity rather than as income or loss.

(h)	To reflect the recognition of incremental common unit awards issued in conjunction with Atlas Energy’s acquisition of DGO.

(i)
To reflect estimated indirect costs expected to be incurred by Atlas Pipeline for the Chaney Dell and Midkiff/Benedum Assets for the respective periods as the amounts included for the Chaney Dell and Midkiff/Benedum Assets only represent revenues and direct operating expenses.

(j)	To reflect the adjustment to depreciation, depletion and amortization expense for Atlas Energy’s DGO acquisition based upon the estimated fair value allocated to the assets acquired.

(k)
To reflect the adjustment to depreciation expense for the Chaney Dell and Midkiff/Benedum Assets based upon the estimated fair value allocated to the assets acquired and calculated using the estimated depreciable lives ranging from 3 to 40 years and the straight-line depreciable method.

(l)
To reflect adjustments to interest expense resulting from Atlas Energy’s borrowings of $714.7 million under its new $850.0 million senior secured revolving credit facility at a current interest rate of approximately 7.5%; the proceeds were used to finance a portion of its acquisition purchase price for DGO acquisition and repay $56.5 million outstanding under its previous credit facility.

(m)	To reflect the amortization of deferred financing costs related to Atlas Energy’s new senior secured credit facility over its term.

(n)
To reflect the adjustments to interest expense resulting from Atlas Pipeline’s issuance of an $830.0 million senior secured term loan and $15.0 million of borrowings under its new $300.0 million senior secured revolving credit facility, both of which were used to finance its acquisition of the Chaney Dell and Midkiff/Benedum Assets and related acquisition and financing costs, at a current interest rate of approximately 8.1%.

(o)	To reflect the amortization of deferred financing costs related to Atlas Pipeline’s new senior secured term loan and credit facility over each borrowing instrument’s respective term.

(p)
To adjust (1) the Atlas Pipeline’s preferred unit dividend effect to reflect the amount as if it had been incurred as of the beginning of the period presented and (2) interest expense upon the $8.5 million of Atlas Pipeline’s senior unsecured notes issued in April 2007. In April 2007, Atlas Pipeline and the holder of its preferred units, Sunlight, agreed to amend the preferred units. In consideration of this consent, Atlas Pipeline issued $8.5 million of its 8.125% senior unsecured notes due 2015 to Sunlight. With respect to this issuance of senior unsecured notes to Sunlight, Atlas Pipeline reduced its net income in April 2007 by $3.8 million of this amount, which is the portion deemed to be attributable to the concessions of its common limited partners and its general partner to the preferred unitholder.

(q)
To reflect the adjustment to interest expense resulting from Atlas Pipeline Holdings’ borrowings of $24.0 million under its $50.0 million senior secured revolving credit facility to finance Atlas Pipeline GP’s capital contribution to Atlas Pipeline to maintain its 2% general partner interest in connection with Atlas Pipeline’s private placement of common units. The adjustment to interest expense for this borrowing was calculated at a current interest rate of approximately 8.1%.

(r)	To reflect Anadarko’s 5% member interest in the operating results of the joint ventures formed in connection with Atlas Pipeline’s acquisition of control of the Chaney Dell and Midkiff/Benedum Assets.

(s)
To adjustment the minority interest in the net income of Atlas Pipeline, Atlas Pipeline Holdings, and Atlas Energy as a result of the effect of the pro forma statements of operations adjustments noted. The allocation of Atlas Pipeline net income to minority interests is based upon the historical distributions received by its partners. It is impracticable to determine what the cash available would have been on a pro forma basis. Accordingly, the allocation of Atlas Pipeline’s net income to the minority interest owners reflects historical distributions.

(t)
To adjust the imputed dividend cost of Atlas Pipeline’s 6.5% cumulative convertible preferred units to reflect the amount as if the preferred units were issued as of the beginning of the respective periods presented.

(u)
To reflect interest income on the $1.85 billion note receivable issued by the joint ventures to Anadarko in connection with Atlas Pipeline’s acquisition of control of the Chaney Dell and Midkiff/Benedum Assets.

(v)	To reflect the elimination of the income tax provision associated with the operations of DGO as it is now a non-taxable pass-through entity.

(w)
To adjust the Company’s income tax provision as a result of the inclusion of the operating results for Atlas Pipeline’s Chaney Dell and Midkiff/Benedum systems and Atlas Energy’s DGO operations and other pro forma adjustments.

(x)
To reflect the adjustment of Atlas Pipeline Holdings’ general and administrative costs for estimated incremental expenses as a result of its commencement as a public entity on July 26, 2006, including, among other things, estimated incremental accounting and audit fees, director fees, director and officer liability insurance expenses and other miscellaneous costs. Also reflects the adjustment of interest expense for credit facility fees associated with the credit facility Atlas Pipeline Holdings entered into.

(y)
To reflect the adjustment to interest expense to finance borrowings under Atlas Pipeline’s then existing credit facility of $69.0 million incurred in connection with its acquisition of the remaining 25% interest in NOARK at an interest rate of 7.5%. As discussed in note (o), the borrowings under Atlas Pipeline’s then existing credit facility to finance its acquisition of the 25% interest in NOARK were subsequently repaid principally with the net proceeds from Atlas Pipeline’s May 2006 issuance of additional common units, Atlas Pipeline’s May 2006 issuance of senior unsecured notes, and Atlas Pipeline’s May 2006 issuance of preferred units. The effect of the adjustments discussed in note (n) is to remove the effect of the interest expense on the borrowings under the then existing credit facility to finance the acquisition of the 25% interest in NOARK and to reflect interest expense upon the transactions undertaken to finance Atlas Pipeline’s acquisition.

(z)
To reflect the elimination of the interest associated with Atlas Pipeline’s NOARK notes and minority interest in NOARK in connection with Atlas Pipeline’s acquisition of the remaining 25% interest in NOARK in May 2006 and the seller’s agreement to acquire the issuer of the NOARK notes and retain the obligation for the outstanding NOARK notes, with the result that neither Atlas Pipeline nor NOARK had any further liability with respect to such notes. Adjustments have also been included to reflect the reduction to interest expense resulting from repayment of amounts outstanding under Atlas Pipeline’s then existing credit facility with the net proceeds from (1) Atlas Pipeline’s May 2006 equity offering, (2) Atlas Pipeline’s May 2006 issuance of senior unsecured notes and the amortization of deferred financing costs related to the issuance of these notes, and (3) Atlas Pipeline’s May 2006 issuance of $10.0 million 6.5% cumulative convertible preferred units.